All business sectors contributed to successful year

Fiscal Year 2008 Was a

Year of Records for USPB

“Fiscal year 2008 was a year of records for our company,” CEO Steve Hunt told USPB producers attending our annual meeting in Kansas City on December 10. “We realized a record net income of $62.2 million, which was $52.6 million more than in the previous fiscal year. We also paid out a record $19.8 million in total grid premiums during the year which was a company high average per head premium of $26.89.”

Regarding cattle deliveries and quality, Hunt pointed out that USPB producers delivered against 99% of the unitholders’ delivery rights in fiscal year 2008 and producer cattle graded a record 68% Choice or Prime. USPB also assisted unitholders in leasing out a record number of delivery rights to producers who wanted to deliver cattle on our grids but did not own delivery rights to meet their needs.

We continued to grow our value-added business in fiscal year 2008, Hunt added. Our company’s total value-added sales were $1.6 billion last year. Value-added sales comprised approximately 27.7% of our processing company’s net sales in fiscal year 2008.

Part of the increase in value-added sales was the continued growth in our company’s natural product offerings. USPB producers delivered a

...continued on page 2

40% of actual taxable income will be paid out

USPB Board Approves

Cash Distribution

“In addition to a record net income in fiscal year 2008, we are projecting a record taxable income which is computed on a calendar year versus a fiscal year basis,” CEO Steve Hunt announced to USPB producers at the company’s annual meeting.

The taxable income number is significant because USPB cash distributions are based on the company’s tax year net income. “Our board has approved a cash distribution of 40% of our actual taxable income,” Hunt noted. “Obviously, we won’t know the actual taxable income number until after calendar year end but we anticipate making a significant cash distribution in February 2009. That reinforces the benefit of owning value-added processing that our founding members understood when they formed U.S. Premium Beef.”w

Officers remain unchanged for fiscal year 2009

McCloy, Sternberger Elected

to USPB Board of Directors

USPB unitholders re-elected Rex McCloy, Morse, TX, to an Odd Slot position. Jeff Sternberger, Ingalls, KS, was also elected to fill the Odd Slot position formerly held by Carol Keiser, Belleair, FL, on USPB’s Board of Directors at the company’s annual meeting on December 10. Both Directors will serve three year terms.

Rex McCloy is manager and part-owner of McLeod Farms Inc., a family-owned business headquartered in Morse, TX. Mc-Cloy has served on USPB’s Board of Directors since 2006.

Jeff Sternberger is manager, part-owner and Chairman of the Board of Midwest Feeders, Inc., near Ingalls, KS. He also owns and operates a wheat and stocker cattle operation in Oklahoma.

Following the annual meeting, the Board reappointed Mark Gardiner, Ashland, KS, Chairman, John Fairleigh, Scott City, KS, Vice Chairman and Duane Ramsey, Scott City, KS, Secretary of USPB ’s Board of Directors.w

Delivery Right Leasing

On Record Pace in FY 2009

Delivery rights may be tight after second quarter

U.S. Premium Beef producers have leased a record number of delivery rights to market cattle on our grids through the first four months of fiscal year 2009. As a result, we anticipate the availability of delivery rights for lease to be tight after the second quarter of this fiscal year, which ends on February 28, 2009.

Unitholders who wish to lease units to other producers should call our office at 866-877-2525 for help in leasing them. USPB leases delivery rights to producers on a week-to-week basis.

If you are a producer who plans to market cattle through USPB during the balance of this fiscal year by leasing, please call our office to check on availability of delivery rights on a week-to-week basis. Or, you can contact unitholders you have leased delivery rights from in the past to see if you can “reserve” rights from them to market cattle through USPB later in fiscal year 2009.w

Fiscal Year 2008 Was a Year of Records...	continued from page 1

record number of “natural” cattle to our processing company in fiscal year 2008.

Exports also contributed significantly to our company’s improved net income last year, increasing by 20.2% over fiscal year 2007 levels due in part to renewed trade with South Korea. Exports made up 12% of our processing company’s net sales in fiscal year 2008.

An average increase in beef sales prices per head of 8.5% compared to fiscal year 2007 added to our increase in net sales and net income. However, our company’s cost of cattle was actually 2.7% higher in fiscal year 2008 compared to year earlier prices which offset some of the benefit of higher beef sales prices during the year.

Another factor that led to the record net income in fiscal year 2008, included improving efficiencies at our processing facilities. We have invested more than $311.9 million in our facilities since fiscal year 2001. We can now process 6,000 head of cattle per day at each of our Kansas locations and 2,000 head per day at our California facility.

“USPB continues to focus on its core objectives including guaranteed market access for our unitholders, value-based marketing with our grids and ownership in processing,” Hunt added. “We are positioned well as we look at opportunities to capitalize on our strengths and minimize our risks.w

This newsletter contains discussion of some of our expectations regarding U.S. Premium Beef, LLC’ s future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance. For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. and international beef markets, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources. Further discussions of these matters can be found in the securities filings of U.S. Premium Beef, LLC through the Securities and Exchange Commission’ s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.